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                                                                  Exhibit (h)(2)

[GRAPHIC APPEARS HERE]

                                                                October 25, 2005

Boston Financial Data Services, Inc.
2 Heritage Drive, 4th Floor
North Quincy, MA 02171
Attn: Legal Department

Re:  IXIS Advisor Funds Trust I (the "Trust")

Dear Legal Department:

This is to advise you that, effective November 1, 2005, one new series has been established in the Trust, the IXIS Income Diversified Portfolio (the "New Fund").

In accordance with the Section 16 of that certain Transfer Agency and Services Agreement, dated October 1, 2005, by and between the Trust and Boston Financial Data Services, Inc. ("Boston Financial") (the "Transfer Agency Agreement"), the Trust hereby notifies you that, effective November 1, 2005, Schedule A of the Transfer Agency Agreement shall be deemed to include the New Fund and requests that you act as Transfer Agent for the New Fund under the terms of the Transfer Agency Agreement.

Please indicate your acceptance of the foregoing with respect to the Transfer Agency Agreement by executing three copies of this Letter Agreement, returning two copies to the Trust and retaining one copy for your records.

By:
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    John Hailer
    President, IXIS Advisor Funds Trust I

Agreed to this ____ day of October, 2005.

Boston Financial Data Services, Inc.

By:
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Name:
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Title:
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